EXHIBIT 10.11

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the "Agreement") is dated as of October 2, 2018 by and between Tandy Leather Factory, Inc., a Delaware Corporation (the "Company"), and Shannon Greene (the "Executive").

WHEREAS, Executive has been serving as interim Chief Executive Officer (CEO) of the Company since February 2016, before the interim designation was removed in June of 2016;

WHEREAS, Executive has been serving as an Inside Director on the Company's Board of Directors (the "Board") since 2001;

WHEREAS, Executive has resigned as CEO and Inside Director effective October 2, 2018;

WHEREAS, the Company has accepted Executive's resignation as CEO;

WHEREAS, Executive wishes to resign as Inside Director;

WHEREAS, the Board wishes to accept Executive's resignation as Inside Director;

WHEREAS, the Executive and the Company (collectively, the "Parties") desire to resolve amicably all matters between them on a full and final basis;

WHEREAS, the Parties hereto regard the representations by each set forth herein as material and that each Party is relying on these representations in entering into this Agreement;

NOW THEREFORE, expressly incorporating the foregoing recitals as part of the consideration hereof and in further consideration of the mutual terms and conditions herein, intending to be legally bound, the Parties agree as follows

1. Voluntary Resignation From Company.  Executive has tendered, and the Company has accepted, Executive's resignation as CEO (and any other office or position) of the Company effective as of October 2, 2018 (the "Separation Date").  Executive will no longer occupy any positions as an employee, officer, director, manager or board member for the Company or any of its subsidiaries or affiliates, in each case, effective as of the Separation Date.  The Separation Date shall be the last day of Executive's employment for all purposes.  Except as specifically provided herein, participation in and coverage under all employee benefit plans, programs, and perquisites sponsored by or through the Company, its parents, and its subsidiaries shall terminate in accordance with the generally applicable provisions of such plans or programs, subject to any conversion or continuation rights provided by the terms of such plans or programs or applicable law.
2. Voluntary Resignation From Board.  Upon execution of this Agreement, Executive will sign the resignation letter attached hereto as Exhibit A and promptly submit it to the Board.  If further action is necessary to effectuate Executive's resignation from the Board, Executive will take whatever reasonable steps are necessary to effectuate her resignation from the Board.
3. Accrued but Unpaid Compensation and Reimbursable Expenses.  The Company shall pay Executive for all salary earned, but not paid through the Separation Date, less any applicable taxes and deductions, no later than the next regularly scheduled payday following the Separation Date. The Company also shall reimburse Executive for any unreimbursed business expenses properly incurred by Executive prior to the Separation Date and submitted for reimbursement in accordance with the Company's applicable reimbursement policy.
4. Severance Benefits.  In consideration for Executive's signing and non-revocation of this Agreement and her compliance with the terms thereof, including her compliance with the Post-Employment Restrictive Covenants provision contained in Section 10, the Confidentiality and Nondisclosure provision contained in Section 11, and the Full Release contained in Section 6 herein, the Company shall provide Executive with the following benefits (the "Severance Benefits"):
(a) The Company shall pay Executive a gross salary at the rate of twenty-seven thousand eighty-three dollars ($27,083.00) per month for seven (7) months following the Separation Date, less applicable taxes and deductions ("Severance Payment").  The Severance Payment shall be payable as salary continuation in accordance with the Company's regular payroll practices, starting on the Company's first payroll date following the eighth (8th) day after Executive signs this Agreement.

(b) Subject to Executive's timely election of continuation of coverage for the Executive (and, to the extent covered immediately prior to the Separation Date, her spouse and dependents) under the Company's health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse Executive for all COBRA premiums paid for coverage during the twelve (12) months following the Separation Date, unless Executive shall have secured group medical coverage through another employer before the end of twelve (12) months, at which earlier point the Company's obligation to reimburse Executive for premiums shall cease.  The Company's obligation to reimburse Executive for COBRA premiums is subject to Executive providing documentation of premiums paid.

(c) Effective as of the Separation Date, the Company will:

(i)
Exercise its discretion pursuant to the Restricted Stock Agreement between Executive and the Company (the "2016 Stock Agreement") to immediately accelerate the vesting of all unvested shares of Restricted Stock granted to Executive in the 2016 Stock Agreement and held by Executive as of the Separation Date.  Any remaining unvested stock granted to Executive in the 2016 Stock Agreement will be forfeited pursuant to Section 8(b) of the 2016 Stock Agreement.

(ii)
Exercise its discretion pursuant to the Restricted Stock Agreement between Executive and the Company (the "2015 Stock Agreement") to immediately accelerate the vesting of all unvested shares of Restricted Stock granted to Executive in the 2015 Stock Agreement and held by Executive as of the Separation Date.  Any remaining unvested stock granted to Executive in the 2015 Stock Agreement will be forfeited pursuant to Section 8(b) of the 2015 Stock Agreement.

(d) The Company will also provide Executive with the following:

(i)
Promptly following the execution of this Agreement, the Company will pay to the Executive the amount of $10,000 in lieu of any vacation time that the Executive may have accrued but not used during the term of Executive's employment; and

(ii)
 The Company shall pay (directly to an agreed-upon firm) the out-of-pocket cost for up to 12 months of outplacement services for the Executive to obtain new employment, up to a maximum aggregate of $12,500.

5. Clawback.  If Executive revokes or materially breaches the Agreement as determined by an arbitrator in accordance with Section 12 below, including but not limited to Section 9, Section 10 and Section 11, Executive shall be liable to the Company for the value of the Severance Benefits, including the value of any shares of Restricted Stock that vested according to the terms of Section 4(c) of this Agreement.  The Board will determine, in its sole discretion, the method for recouping the Severance Benefits which may include, without limitation: (i) requiring reimbursement of cash Severance Benefits previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; and/or (iii) taking any other remedial and recovery action permitted by law, as determined by the Board.  Any right of recoupment under this Agreement is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company.  Notwithstanding the foregoing, the first one thousand dollars ($1,000) paid in cash Severance Benefits shall be exempt from recoupment under this Agreement.  The Parties agree that this $1,000 payment is fair and adequate consideration for the Full Release in Section 6 of this Agreement, including the release of claims under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act).
6. Full Release.  (a)  As a condition to the benefits afforded Executive hereunder and in consideration of the Severance Benefits, which the Parties agree is fair and adequate consideration, Executive, for herself, her heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the "Releasors"), hereby irrevocably, unconditionally and fully releases, acquits, and discharges the Company, its directors, officers, board members, committees, affiliates, insurers, predecessors, successors, and assigns, and their respective predecessors, parents, affiliates, subsidiaries, divisions, committees, equity holders, members, managers, partners, officers, directors, employees, legal advisors, representatives, trustees, benefits plans, lenders, investors and agents (all such persons, firms, corporations and entities are referred to herein as the "Company Entities") from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, pro-rata bonuses, retention bonuses, severance pay, severance benefits, cash equivalent payments for benefits, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages and demands of whatsoever character, in law or in equity, whether or not known, suspected or claimed, which the Releasors ever had, have, or may have from the beginning of time through the date of Executive's execution of this Agreement, against the Company Entities arising out of or in any way related to Executive's employment, service, board membership, or affiliation with the Company Entities, or the termination of her employment, service, or affiliation, including, but not limited to, claims arising under any employment agreement, as well as claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988 of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, any and all claims under Texas statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act, the Texas Labor Code, and the Texas Pay Day Law, each as may be amended, and/or any other federal, state, district or local human rights, civil rights, wage-hour, pension, employment, labor or other law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, discrimination, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against the Company Entities, including any claim for attorneys' fees; provided, however, that the Releasors do not waive any rights or release the Company Entities from (i) its obligations to Executive pursuant to this Agreement, including those set forth on Exhibit A; (ii) any COBRA (or similar district mandated) continuation coverage rights under applicable law (which will be paid for, if elected, by the Company); (iii) indemnification or directors' and officers' insurance rights Executive may have in respect of her service to the Company; and (iv) vested benefits, if any, of Executive under the terms of any employee benefit plan; and further provided, that the Releasors do not release any right to challenge, under the Older Worker's Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission ("EEOC") or any right to file an administrative charge with the EEOC or any other federal, state, or local agency (provided, that any right to recover monetary damages in any such proceeding shall be released and waived), or any claims that cannot be waived by law, including unemployment benefit rights and workers' compensation.

(b) For a period of three years following the Separation Date, the Company shall maintain comparable levels of Directors and Officers Insurance coverage as existed as of the Separation Date with respect to the periods of Executive's service to the Company.  In addition, unless otherwise required by law or regulation, for a period of three years following the Separation Date, the Company shall maintain its policies of indemnification of Directors and Officers as existed as of the Separation Date with respect to Executive's service to the Company.  The foregoing shall not preclude the Company from making changes to its insurance coverage or indemnification policies to the extent such changes would be applicable to all then-current Directors and Executive Officers of the Company.

7. Intellectual Property.  Executive agrees that any Inventions made, conceived, or completed by Executive during the term of Executive's service, solely or jointly with others, which are made with the Company's equipment, supplies, facilities, or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention, to the business of the Company, or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations, or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed, or made by Executive during Executive's employment with the Company ("Work Product") will be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company.  To the extent that any Work Product is not deemed to be a "work made for hire" under applicable law, and all right, title, and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (a) irrevocably assigns, transfers, and conveys, and will assign, transfer, and convey, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration; and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns.  In order to permit the Company to claim rights to which it may be entitled, Executive agrees to promptly disclose to the Company in confidence all Work Product which Executive makes arising out of Executive's employment with the Company.  During the Restricted Period, Executive will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things reasonably necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

8. By executing this Agreement, Executive acknowledges that:

(a) This Agreement does not include claims arising after the Execution Date of this Agreement and shall be effective as of such Execution Date;

(b) Executive acknowledges that she has had twenty-one (21) days to consider this Agreement's terms (commencing from delivery hereof).  Executive may accept this Agreement by signing it and returning it to Scott Barnard, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201;

(c) Executive understands that on the eighth (8th) day after the date of execution of this Agreement, this Agreement becomes effective and, as of that date, Executive may not change her decision or seek any other remuneration in any form; provided, however, that she has a seven (7) day revocation period (beginning on the date of execution) that expires at 5:00 pm on such seventh (7th) day.  If Executive intends to revoke this Agreement, she must advise Scott Barnard of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, on or before the expiration of this seven (7) day revocation period by delivering to Scott Barnard at Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, written notification of her intention to revoke this Agreement, which written notification makes specific reference to this Agreement;

(d) By signing this Agreement, Executive acknowledges that she has had a full and fair opportunity to review, consider and negotiate the terms of this release and this Agreement, that she has been advised to seek advice of an independent attorney of her choosing in connection with her decision whether to accept the benefits that have been offered to her under this Agreement, that she has read and understands this Agreement, and that she has signed this Agreement freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.  Moreover, should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document;

(e) The Agreement is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state, district or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever;

(f) For the purpose of implementing a full, knowing and complete release and discharge of the Company Entities, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in her favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims;

(g) Executive represents that neither she nor any person acting on her behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Company Entities in any court, any municipal, state or federal agency, or any other tribunal.  Executive agrees that she will not, to the fullest extent permitted by law, sue or file a complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Agreement or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder; provided, however, that Executive does not waive, release or discharge any right to file a charge or participate in any manner in an investigation, hearing, or proceeding by the EEOC or any other federal, state, or local agency (provided, that any right to recover monetary damages in any such proceeding shall be released and waived);

(h) Executive represents and warrants that she has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Agreement.  Executive further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this Agreement;

(i) Executive affirms that she has not suffered any known workplace injuries or occupational diseases and that she has not been retaliated against for reporting any allegations of wrongdoing by the Company or its subsidiaries or affiliates, or their respective officers or board members, including any allegations of corporate fraud.

9. Nondisparagement.  Executive represents and warrants that she will refrain from making any negative, false, disparaging or misleading statements to any other person or entity regarding the Company or its agents, including, without limitation, any employee, officer, director or executive of the Company.
10. Post-Employment Restrictive Covenants. In exchange for the consideration set forth in this Agreement, Executive's post-employment restrictive covenants regarding unfair competition are set forth in this Section 10.
(a)      Non-Competition.  Executive agrees that the Executive will not, for a period beginning on the Separation Date and ending seven (7) months later (the "Restricted Period"), enter into or maintain an employment, contractual, or other business relationship, either directly or indirectly, with Ivan Leathercraft Co., LTD or any of its subsidiaries or affiliates.
(b) Non-Solicitation Covenants.  During the "Restricted Period" Executive shall not directly or indirectly:

a.
Solicit, induce, recruit, or otherwise cause (regardless of which party initiated initial contact) any current subcontractors, clients, customers, vendors, or suppliers of the Company or its Affiliates to cease or otherwise modify its doing business, in whole or in part, with or through the Company or its affiliates; or

b.
Solicit, induce, encourage, target, or otherwise cause (regardless of which party initiated initial contact) any employee of the Company or its affiliates to: (i) leave the Company's or its affiliates' employ; (ii) deviate from full-time employment and devotion of full-time effort in such employee's employment with the Company or its affiliates; or (iii) otherwise directly or indirectly, own, manage, operate, control, be employed by, perform any services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business, other than that of the Company and its affiliates, or assist any person, in any manner, in so doing. Notwithstanding the foregoing, general solicitations not specifically targeting such restricted employees (such as through the placing of a classified ad in a newspaper) shall not be a breach of this provision.

(c) Executive acknowledges that if the Executive were to breach any of the covenants in this Section 10, such breach would result in immediate and irreparable harm to Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated at law.  Notwithstanding any other provisions in this Agreement to the contrary, should the Company determine that Executive violated any of the terms of Section, any and all remaining Severance Benefits from Company to Executive shall cease as of the date of such determination by the Company and the Severance Benefits provided to Executive would be subject to clawback pursuant to Section 5.

11. Confidentiality and Nondisclosure.  Executive agrees to comply with the terms of the Confidentiality and Trade Secret Agreement that she previously signed (the "Confidentiality Agreement"), the terms of which are hereby expressly incorporated by reference.  The terms of the Confidentiality Agreement shall survive the termination of Executive's employment.  Executive represents and warrants that Executive has delivered to the Company all originals and all duplicates and/or copies of all documents, records, notebooks, and similar repositories of or containing confidential information or subject matter in Executive's possession, whether prepared by Executive or not.  Executive will not disclose, use, or otherwise trade on any confidential, proprietary, or trade secret information of the Employer.  Executive further agrees that she will not disclose, or cause to be disclosed in any way, the terms of this Agreement or the fact that this Agreement exists, except for the purpose of enforcing this Agreement, should that ever be necessary.  This provision does not prohibit Executive from providing this information on a confidential and privileged basis to her current spouse or to her attorneys, tax or financial advisors or insurers, so long as she ensures that these parties maintain the strict confidentiality of the Agreement.  Executive may also reveal information relating to this Agreement in response to any court order or subpoena or other direction by a court or administrative agency mandating such disclosure.
12. Arbitration.  Any dispute, controversy or claim arising out of or related to in any way to the Parties' employment relationship or termination of that relationship, including this Agreement or any breach of this Agreement, shall be submitted to and decided by binding arbitration in Tarrant County, Texas.  Arbitration shall be administered under the laws of the American Arbitration Association ("AAA") in accordance with the AAA Employment Arbitration Rules in effect at the time the arbitration is commenced.  The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes.  The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court.  In the event of any court proceeding to challenge or enforce an arbitrator's award, the Parties hereby consent to the exclusive jurisdiction of the courts in the State of Texas and agree to venue in that jurisdiction.  The Parties shall split the costs of any such arbitrator, who shall have the authority to award reasonable attorneys' fees and expenses to the prevailing Party (including any share of the fees and expenses for such arbitrator), provided, that, the Company will pay the costs of any arbitrator if it is a condition precedent to enforcing this arbitration obligation.
13. Return of Company Property.  The Executive agrees that, within a reasonable time following the execution of this Agreement,  the Executive shall return or shall have returned all property of the Company, including, but not limited to, Company issued/owned phones, iPads, computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), Blackberry or other personal digital assistants (PDAs), credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals.  The Company shall use reasonable efforts to assist the executive to collect personal items located in the Company's office and to obtain contact files and other electronic files determined to be solely personal that reside on Company systems used by the Executive during Executive's term of employment.
14. Miscellaneous.
(a) This Agreement shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Texas, excluding Texas's choice-of-law principles.
(b) Nothing in this Agreement is intended to prohibit, or shall be interpreted to prohibit, Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
(c) If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and Executive agree that an arbitrator or reviewing court shall have the authority to "blue pencil," modify or reform this Agreement (or the Employment Agreement) so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.
(d) This Agreement may be executed in identical counterparts, which together shall constitute a single agreement.  Facsimile, pdf, and other true and correct photostatic copies of this Agreement shall have the same force and effect as originals hereof.
(e) The headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(f) This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof (with the exception of Restricted Stock Agreements to the extent applicable to benefits described under Section 4 above) and may not be amended except in a writing signed by the Company and Executive.
(g) This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Company and shall fully inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and to the surviving spouse, estate, heirs, executors, administrators and/or successors and assigns of Executive (including, without limitation, with respect to any rights (and the enforcement thereof) under this Agreement and/or against an insurer of any long term disability insurance policy for which premiums due and payable were fully paid).  The Company Entities are intended third-party beneficiaries.
(h) Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company Entities or the Executive.
(i) No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and the Company.  No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
(j) Executive acknowledges and agrees that her continued employment though the Separation Date together with the payments and benefits set forth in this Agreement (including the Severance Benefits): (i) are in full discharge of any and all liabilities and obligations of the Company to Executive, monetarily or with respect to her employment; and (ii) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled.
(k) Executive acknowledges and agrees that she is solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, that she owes under any federal, state and/or local laws as a result of the payments and other consideration provided pursuant to the Agreement.  The Company will make appropriate withholdings from all payments made pursuant to this Agreement, as required by applicable law.
(l) Executive agrees to make herself available to cooperate reasonably and in good faith with the Company Entities in all matters related to her service to the Company Entities,  in connection with any litigation or other legal proceedings in which the Company or its affiliates are involved (provided Executive and the Company Entities are not adverse parties or otherwise have a conflict of interest in regards to such litigation or legal proceeding).  The Company agrees that, in requesting and scheduling any cooperation hereunder, that it shall use its reasonable best efforts to accommodate and not interfere with Executive's other professional and personal scheduling demands and obligations (including in connection with any employment Executive may have).  The Company further agrees that it will reimburse (or pay directly on Executive's behalf) for any reasonable out-of-pocket expenses incurred by Executive, at the direction of the Company Entities, in connection with providing such cooperation, but Executive will not be entitled to additional compensation for such cooperation unless agreed upon in writing with the Company Representative.  The Company agrees to cooperate reasonably and in good faith with Executive in connection with any tax or insurance benefit matters that may arise out of or be related to Executive's employment as CEO with, or separation from, the Company (including, but not limited to, providing Executive with written notice of a request relating to any tax or insurance benefit matters at least seven business days within receiving such request and allowing Executive a reasonable opportunity to review and provide input on any written or electronic response or materials that the Company intends to submit in response to such inquiry).  Notwithstanding anything to the contrary, nothing shall require (i) Executive on the one hand and the Company on the other to provide any inaccurate or false information or testimony in connection with any matter, litigation, proceeding or otherwise in connection with matters on which they are obligated to cooperate hereunder or (ii) the Company to reply to any tax or insurance benefit matter inquiry (or similar circumstance) in the manner directed by Executive or with respect to Executive's input.
(m) Executive will notify the Company in writing to Scott Barnard, Akin Gump, Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, if at any time within seven (7) months after the Separation Date, Executive performs any work or takes any paid position as an employee, consultant, agent, contractor or other representative for: (1) any entity that was a vendor to the Company within the past two years; (2) any competitor in the industry or similar industry as that of the Company; or (3) any competitor that offers a similar product or service as that of the Company.
(n) For purposes of this Agreement, the connectives "and" and "or" shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence all facts or information that might otherwise be construed to be outside of its scope.
(o) It is the intent of the Parties to this Agreement that no payments under the Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  Notwithstanding the foregoing, the Company does not guarantee, nor do any of the Company Entities guarantee, that any payment hereunder complies with or is exempt from Section 409A of the Code and neither the Company nor the Company Entities, nor their executives, directors, officers, employees, members or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code.
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BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT SHE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.  SHE SIGNS HER NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES.  EXECUTIVE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of October 30, 2018.

On behalf of Tandy Leather Factory, Inc.

By: /s/ Janet Carr
     Janet Carr, CEO

On behalf of Executive

By:  /s/ Shannon Greene
        Shannon Greene